Exhibit 99.1
Contacts:
Laurie Van Raemdonck
Vice President of Investor Relations
(248) 340-7731
lvanraemdonck@championhomes.net
Or
Phyllis Knight,
Executive Vice President and CFO
(248) 340-9090
Champion Enterprises Reports Second Quarter 2006 Results
Revenues increase 17 percent, driven by 62 percent increase in modular sales, despite weaker manufactured housing order rates and declining backlogs.
Deferred tax assets reinstated on historical profitability and favorable outlook.
AUBURN HILLS, Mich., July 24, 2006 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its second quarter ended July 1, 2006. Revenues for the quarter increased 16.9 percent to $370.7 million compared to $317.1 million for the second quarter of 2005. Net income for the quarter totaled $119.9 million, or $1.55 per diluted share, compared to net income of $13.5 million, or $0.17 per diluted share for the second quarter of 2005. Net income included $109.7 million of income from the reversal of the previously recorded deferred tax asset valuation allowance.
Income from continuing operations before income taxes fell 22.4 percent to $11.5 million compared to $14.8 million for the second quarter of 2005.
Operating Highlights — North American Manufacturing Segment
•	North American manufacturing (“manufacturing segment”) net sales increased 9.7 percent to $319.9 million from $291.6 million in the second quarter of 2005.

•	Revenues from the sale of modular homes totaled $88 million, climbing 62 percent for the second quarter of 2006, compared to the same period a year ago, and representing 28 percent of total manufacturing segment sales for the quarter. Modular sales increased 14 percent organically, while the remainder of the increase was a result of acquisitions. Modular unit sales increased 46 percent during the quarter.

•	Manufacturing segment income for the quarter decreased $3.8 million to $21.0 million from $24.8 million in the second quarter of 2005.
2701 Cambridge Court, Suite 300 | Auburn Hills, Michigan 48326
(248) 340-9090 | www.championhomes.com

Champion Enterprises Reports Second Quarter 2006 Results
Page 2 ~
•	Manufacturing segment margins were 6.6 percent compared to 8.5 percent in the second quarter of 2005. The decrease was the result of lower incoming order rates and backlogs throughout the quarter, resulting in decreased factory utilization and efficiency. Manufacturing segment margin for the last twelve months now stands at 7.7 percent.

•	Manufacturing segment backlogs ended the quarter at $52 million compared to $91 million at the end of the second quarter of 2005. On a per plant unit basis, backlogs at the end of the quarter stood at their lowest level since the first quarter of 2003. This low level of backlog is expected to continue to pressure margins for the remainder of the year, making it unlikely that the Company will reach its goal of 8.3 percent for the year.

•	As a result of ongoing poor market conditions in the Midwest, the Company has idled an additional plant at its LaGrange, Ind. complex, where it continues to operate two manufacturing facilities.
Operating Highlights — International Manufacturing Segment
•	International manufacturing (“international segment”) consists of United Kingdom-based Calsafe Group (Holdings) Ltd. and its operating subsidiary Caledonian Building Systems which were acquired in April 2006. International segment sales totaled $27.1 million for the partial quarter.

•	International segment income totaled $1.2 million for the period, resulting in a segment margin of 4.4 percent in Caledonian’s seasonally slowest period. Caledonian’s historical fiscal year end of March 31 will be changed to coincide with Champion’s beginning with the fiscal year ending December 30, 2006.

•	International segment order backlogs remain strong, with firm contracts and orders pending contracts under framework agreements totaling approximately $120 million, sufficient to secure production levels through the remainder of the fiscal year.
Operating Highlights — Retail Segment
•	The Company’s California-based retail segment reported revenues of $35.0 million compared to $38.8 million for the second quarter of 2005.

•	Retail segment income totaled $2.4 million for the quarter compared to $2.6 million in 2005 while the segment margin improved to 6.8 percent from 6.7 percent for the second quarter of 2005.
Other Highlights
•	Cash flow from continuing operations totaled $12.6 million for the second quarter of 2006 compared to $18.5 million for the same period last year.

Champion Enterprises Reports Second Quarter 2006 Results
Page 3 ~
•	Cash and cash equivalents totaled $121.6 million at the end of the quarter compared to $132.1 million at the end of last quarter. During the quarter the Company used approximately $22 million of cash to complete the Calsafe acquisition.

•	As of July 1, 2006 Champion reversed its previously recorded deferred tax asset valuation allowance after having achieved sufficient historical and expected future profitability. As a result, future quarters will reflect a normalized tax rate. The Company’s cash tax rate will continue to primarily consist of foreign taxes, as most of its taxable income generated in the U.S. will continue to be offset by available tax loss carryforwards. Available U.S. federal tax loss carryforwards totaled approximately $130 million at the beginning of this fiscal year, with an additional approximately $49 million becoming available this year.
“The overall manufactured housing market continues to be challenging. Excluding FEMA temporary home sales, the manufactured housing market declined 3.9 percent in 2005 and has declined a further 3.8 percent during the first five months of 2006,” said William Griffiths, chairman, president and CEO of Champion Enterprises, Inc. “We see no evidence that this trend will reverse in the second half of the year.
“This underlying trend continues to validate our long-term strategy focused on growing our residential, commercial and international modular businesses, both organically and through acquisitions. During the second quarter, with the overall housing market softening, we posted organic growth of 14 percent in our modular business. On a year-over-year basis, including acquisitions, our companywide modular revenues more than doubled and now represent over 30 percent of our sales,” said Griffiths.
“Our two acquisitions this year performed as expected during the quarter, with both Highland and Caledonian making solid contributions to Champion’s overall results.”
Griffiths concluded, “While we expect future growth to be primarily driven by modular construction, we remain committed to the manufactured housing market, which accounts for a significant portion of our revenue and cash flow. Manufactured housing provides an important source of cash for purposes of investing in future growth opportunities. We will continue to work toward transforming Champion from a manufactured housing company to one more equally balanced between manufactured housing and modular construction, both domestic and international.”
Second Quarter 2006 Conference Call
Champion Enterprises will host a conference call on Tuesday, July 25, 2006 at 11 a.m. EDT to discuss these results and current business trends. To listen to the call, please call 888-481-7939 for domestic callers or 617-847-8707 for international callers. The pass code is 62964900. You can also listen to the call via the Company’s website at www.championhomes.com under the Investor Relations link.

Champion Enterprises Reports Second Quarter 2006 Results
Page 4 ~
A telephone replay of the call will be available approximately one hour after the call’s conclusion through Thursday, August 10, 2006, and on the Company’s website for 90 days. To access the telephone replay, please call (888) 286-8010 for domestic callers or (617) 801-6888 for international callers. The passcode is 29219498. The replay will also be available under the Investor Relations link at the Company’s website under Audio Archives.
About Champion
Auburn Hills, Michigan-based Champion Enterprises, Inc. is a leader in factory-built construction, operating 35 manufacturing facilities in North America and the United Kingdom, and partnering with over 3,000 independent retailers, builders and developers. The Company produces manufactured and modular homes through its family of homebuilders, as well as modular commercial buildings for military and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding backlogs, margins, goals, fiscal year changes, firm contracts, orders pending contracts under framework agreements, production levels, cash tax rate, taxable income, tax loss carryforwards, housing market trends, long-term strategy, expected future growth, growth opportunities and transformation of Champion, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors, which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.

CHB/ 5
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 1,	July 2,	%	July 1,	July 2,	%
	2006	2005	Change	2006	2005	Change
		(Restated)			(Restated)

Net sales:
North American manufacturing	$319,943	$291,595	10%	$651,594	$530,333	23%
International manufacturing	27,131	—		27,131	—
Retail	35,043	38,805	(10%)	62,321	63,942	(3%)
Less: intercompany	(11,400)	(13,300)		(23,800)	(32,900)

Total net sales	370,717	317,100	17%	717,246	561,375	28%

Cost of sales	313,878	261,527	20%	606,114	468,538	29%

Gross margin	56,839	55,573	2%	111,132	92,837	20%

Selling, general, and administrative expenses	41,326	36,655	13%	78,649	68,402	15%
Mark-to-market credit for common stock warrant	—	(500)		—	(4,300)
Loss on debt retirement	—	901		—	901

Operating income	15,513	18,517	(16%)	32,483	27,834	17%

Interest expense, net	4,011	3,699	8%	6,081	7,507	(19%)

Income from continuing operations before income taxes	11,502	14,818	(22%)	26,402	20,327	30%

Income tax (benefit) expense	(108,303)	600		(107,103)	900

Income from continuing operations	119,805	14,218	743%	133,505	19,427	587%

Income (loss) from discontinued operations, net of taxes	77	(751)		24	(3,309)

Net income	$119,882	$13,467	790%	$133,529	$16,118	728%

Income from continuing operations	$119,805	$14,218		$133,505	$19,427
Less: dividends on preferred stock	—	(34)		—	(293)
Less: amount allocated to participating securities	—	(195)		—	(789)

Income from continuing operations available to common shareholders	$119,805	$13,989	756%	$133,505	$18,345	628%

Basic income per share:
Income from continuing operations	$1.57	$0.19	726%	$1.75	$0.25	600%
Income (loss) from discontinued operations	—	(0.01)		—	(0.05)

Net income	$1.57	$0.18	772%	$1.75	$0.20	775%

Weighted shares for basic EPS	76,343	75,176		76,212	73,861

Diluted income per share:
Income from continuing operations	$1.55	$0.18	761%	$1.72	$0.25	588%
Income (loss) from discontinued operations	—	(0.01)		—	(0.05)

Net income	$1.55	$0.17	812%	$1.72	$0.20	760%

Weighted shares for diluted EPS	77,495	76,042		77,438	74,756

See accompanying Notes to Financial Information.
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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	(UNAUDITED)	(UNAUDITED)
	July 1,	April 1,	December 31,
	2006	2006	2005
Assets
Cash and cash equivalents	$121,646	$132,136	$126,979
Restricted cash	331	325	713
Accounts receivable, trade	64,263	45,899	49,146
Inventories	107,143	106,747	108,650
Deferred tax assets	37,559	439	441
Other current assets	9,450	7,745	12,227

Total current assets	340,392	293,291	298,156

Property, plant, and equipment, net	109,835	96,067	91,173
Goodwill and other intangible assets	297,871	175,506	158,101
Non-current deferred tax assets	97,200	—	—
Other non-current assets	18,602	19,047	19,224

	$863,900	$583,911	$566,654

Liabilities and Shareholders’ Equity
Accounts payable	$68,102	$40,896	$29,115
Other accrued liabilities	161,932	147,082	156,976

Total current liabilities	230,034	187,978	186,091

Long-term debt	282,896	201,418	201,727
Long-term deferred tax liabilities	23,375	94	124
Other long-term liabilities	39,337	31,289	31,407
Shareholders’ equity	288,258	163,132	147,305

	$863,900	$583,911	$566,654

See accompanying Notes to Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

		(Restated)		(Restated)
Net income	$119,882	$13,467	$133,529	$16,118
(Income) loss from discontinued operations	(77)	751	(24)	3,309
Adjustments:
Depreciation and amortization	4,833	2,524	8,064	5,063
Stock-based compensation	1,531	1,626	3,348	2,590
Reversal of deferred tax valuation allowance	(109,700)	—	(109,700)	—
Mark-to-market credit for common stock warrant	—	(500)	—	(4,300)
Loss on debt retirement	—	901	—	901
Gains on disposal of fixed assets	(542)	(4)	(4,528)	(1,599)
Changes in working capital	(2,101)	391	16,885	(9,143)
Changes in accrued liabilities	97	(408)	(10,394)	(2,222)
Other	(1,361)	(297)	2,014	2,642

Cash provided by continuing operating activities	12,562	18,451	39,194	13,359

Additions to property, plant and equipment	(4,547)	(2,822)	(9,058)	(5,290)
Acquisition of Calsafe Group (Holdings) Limited	(100,364)	—	(100,364)	—
Acquisition of Highland Manufacturing Company	—	—	(22,828)	—
Proceeds on disposal of fixed assets	1,143	310	5,763	5,056
Other	—	—	—	(55)

Cash used for investing activities	(103,768)	(2,512)	(126,487)	(289)

Decrease in long-term debt	(528)	(77)	(829)	(128)
Proceeds from Term Loan	78,561	—	78,561	—
Purchase of Senior Notes	—	(9,885)	—	(9,885)
Increase in deferred financing costs	(980)	—	(995)	—
(Increase) decrease in restricted cash	(6)	4,166	382	1
Purchase of common stock warrant	—	(4,500)	—	(4,500)
Common stock issued, net	1,333	415	1,955	597
Dividends paid on preferred stock	—	(34)	—	(293)

Cash provided by (used for) financing activities	78,380	(9,915)	79,074	(14,208)

Net cash provided by (used for) operating activities of discontinued operations	(64)	(1,294)	486	(3,565)
Net cash provided by investing activities of discontinued operations	568	4,664	568	24,232
Net cash used for financing activities of discontinued operations	—	(1,614)	—	(11,896)

Cash provided by discontinued operations	504	1,756	1,054	8,771

Effect of exchange rate changes on cash and cash equivalents	1,832	—	1,832	—

(Decrease) increase in cash and cash equivalents	(10,490)	7,780	(5,333)	7,633
Cash and cash equivalents at beginning of period	132,136	142,119	126,979	142,266

Cash and cash equivalents at end of period	$121,646	$149,899	$121,646	$149,899

The 2005 Statement of Cash Flows has been revised to separately disclose the operating, investing, and financing portions of the cash flows attributable to discontinued operations. These amounts were previously reported on a combined basis.
See accompanying Notes to Financial Information.
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CHB/ 8
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)
(1) The Company’s international manufacturing segment consists of its United Kingdom-based modular manufacturing operations, which were acquired upon the acquisition of Calsafe Group (Holdings) Limited and its operating subsidiary, Caledonian Building Systems Limited. The transaction, which was completed on April 7, 2006, was funded through a combination of proceeds from a term loan and cash.
(2) On July 1, 2006 the Company reversed its deferred tax asset valuation allowance totaling $109.7 million. Excluding this adjustment, income tax expense consisted primarily of state and foreign income taxes for all periods presented.
(3) The Company evaluates the performance of its North American manufacturing, international manufacturing and retail segments based on earnings before amortization, interest, income taxes, and general corporate expenses. A reconciliation of income from continuing operations before income taxes for the three and six months ended follows (dollars in thousands):

		As a % of		As a % of
	July 1,	Related	July 2,	Related	%
Three months ended:	2006	Sales	2005	Sales	Change

North American manufacturing segment income	$21,039	6.6%	$24,803	8.5%	(15%)
International manufacturing segment income	1,199	4.4%	—
Retail segment income	2,379	6.8%	2,601	6.7%	(9%)
Amortization of intangibles	(1,299)		—
General corporate expenses	(7,605)		(8,886)		14%
Mark-to-market credit for stock warrant	—		500
Loss on debt retirement	—		(901)
Intercompany eliminations	(200)		400
Interest expense, net	(4,011)		(3,699)		(8%)

Income from continuing operations before income taxes	$11,502	3.1%	$14,818	4.7%	(22%)

		As a % of		As a % of
	July 1,	Related	July 2,	Related	%
Six months ended:	2006	Sales	2005	Sales	Change

North American manufacturing segment income	$47,005	7.2%	$35,997	6.8%	31%
International manufacturing segment income	1,199	4.4%	—
Retail segment income	3,892	6.2%	3,868	6.0%	1%
Amortization of intangibles	(1,391)		—
General corporate expenses	(17,222)		(17,030)		(1%)
Mark-to-market credit for stock warrant	—		4,300
Loss on debt retirement	—		(901)
Intercompany eliminations	(1,000)		1,600
Interest expense, net	(6,081)		(7,507)		19%

Income from continuing operations before income taxes	$26,402	3.7%	$20,327	3.6%	30%

(4) The Company’s discontinued operations consists of its traditional retail business, which was disposed of in 2005 and 2004, and its former consumer finance business.
(5) The Company early adopted SFAS No. 123(R), in the fourth quarter of 2005, effective January 2, 2005 using the modified prospective method of transition. Quarterly results of 2005 have been restated accordingly. The effect of expensing stock options was insignificant in the second quarter and year-to-date periods of 2006 and 2005.
(6) In the year-to-date period ended July 1, 2006, gains on sales of fixed assets resulted from the sale of an investment property in Florida and the sale of three idle plants.
(7) On March 31, 2006 the Company acquired Highland Manufacturing Company, LLC, a manufacturer of modular and HUD-code homes in the north central U.S.
(8) During the second quarter of 2005, the Company purchased $9.1 million of its then outstanding Senior Notes due 2007 for cash consideration of $9.9 million, resulting in a pretax loss of $0.9 million.
(9) During the second quarter and year-to-date period of 2005, the Company recorded credits (income) of $0.5 million and $4.3 million, respectively, for the change in the estimated fair value of its then outstanding common stock warrant for 2.2 million shares. During the second quarter of 2005, the Company repurchased and cancelled the warrant in exchange for a cash payment of $4.5 million.
(10) The company’s participating securities for determining EPS during the 2005 period consisted of its convertible preferred stock and common stock warrant. As a result of the repurchase and cancellation of the warrant and the conversion of all convertible preferred stock in April 2005, the Company’s participating securities have been eliminated for the current periods.
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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended			Six months ended
	July 1,	July 2,	%	July 1,	July 2,	%
	2006	2005	Change	2006	2005	Change
NORTH AMERICAN MANUFACTURING
Units sold
HUD Code	4,185	4,843	(14%)	8,950	8,857	1%
Modular	1,271	868	46%	2,283	1,648	39%
Canadian	236	264	(11%)	538	460	17%

Total units sold	5,692	5,975	(5%)	11,771	10,965	7%
Less: intercompany	172	216	(20%)	353	555	(36%)

Units sold to independent retailers/builders	5,520	5,759	(4%)	11,418	10,410	10%

Floors sold	11,048	11,406	(3%)	22,362	21,015	6%

Multi-section mix	83%	84%		79%	85%

Average unit prices, excluding delivery
Total	$51,300	$45,200	13%	$50,500	$44,700	13%
HUD Code	$46,000	$42,800	7%	$44,700	$42,200	6%
Modular	$66,500	$60,500	10%	$71,200	$58,600	22%
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